EXHIBIT 99.1

Contacts: LaDuane Clifton, The LGL Group, Inc.:                          (407) 298-2000
                  Email: lclifton@lglgroup.com

                  Victor Emmanuel, VJE Consultants:                                (914) 305-5198

The LGL Group, Inc. Reports 73.2% Revenue Increase from Second Quarter 2009; Net Income is $2,177,000 Compared with ($937,000) Loss in Second Quarter 2009

Earnings per Share was $0.97 Compared with Loss per Share of ($0.43) for Second Quarter 2009

ORLANDO, FL, August 16, 2010 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), today announced results for the quarter ended June 30, 2010.

Revenues Increase 73.2% from Second Quarter 2009, with Basic and Diluted EPS of $0.97

Total revenues for the three-month period ended June 30, 2010 were approximately $12,535,000, an increase of 73.2% from the comparable period in 2009. Net income for the three-month period ended June 30, 2010 was approximately $2,177,000, compared with a net loss of approximately ($937,000) for the comparable period in 2009.  Basic and diluted earnings per share was $0.97 for the three-month period ended June 30, 2010, compared to loss per share of ($0.43) for the comparable period in 2009.

Total revenues for the six-month period ended June 30, 2010 were approximately $23,236,000, an increase of 57.2% from the comparable period in 2009.  Net income for the six-month period ended June 30, 2010 was approximately $3,243,000, compared with a net loss of approximately ($1,944,000) for the comparable period in 2009.  Basic and diluted earnings per share was $1.44 for the six months ended June 30, 2010, compared with a loss per share of ($0.89) for the six months ended June 30, 2009.

“Revenue growth was primarily due to increased demand from existing customers for existing products in our Telecom, Military, Instrumentation, Space and Avionics market segments,” according to Greg Anderson, LGL’s President and Chief Executive Officer.  “The revenue growth also resulted from the expansion of the Company’s product portfolio through the introduction of new lines of cavity filters and double-oven oscillators, which entered into production during the first half of 2010. The introduction of these new product lines represents a technical advancement of the Company’s existing product offerings and expands our ability to offer our customers a broad array of highly-engineered frequency control solutions.”

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Foreign Sales Increase By 52.7%

Increase in demand was also reflected in foreign sales, primarily to Asia, which grew 52.7% to approximately $5,357,000 for the quarter ended June 30, 2010, compared to approximately $3,509,000 for the comparable period in 2009.  The Company opened a new sales office in Shanghai, China during the first quarter of 2010 as part of its efforts to attract and service new customers in that region.

The Company also achieved improved gross margins, which grew to 36.3% for the three months ended June 30, 2010, which is a 16.4 percentage point increase compared to the comparable period in 2009.  This improvement led directly to improved net income, which rose to approximately $2,177,000 and $3,243,000 for the three and six months ended June 30, 2010, respectively.  Basic and diluted earnings per share rose to $0.97 and $1.44 for the three and six months ended June 30, 2010, respectively, as compared to losses per share of ($0.43) and ($0.89), for the comparable periods in 2009, respectively.

Improvements in gross margin and in net income are due primarily to the increases in revenues compared to the comparable periods in 2009, which improved gross margin by spreading fixed infrastructure costs over a larger revenue base, and the Company’s implementation of its plan to effect permanent structural cost reductions in overhead expenses.  Mr. Anderson noted “These improvements result directly from the work of our new leadership team with the guidance of the internal operating committee that was formed in early 2009.  While the operating committee’s work has come to an end, the new leadership team remains focused on the implementation of additional value-creating measures that will allow the Company to sustain ongoing improvement in its operating metrics.”

Working capital increased to $8,862,000 as of June 30, 2010, compared to $5,466,000 as of December 31, 2009.  The increase in working capital was primarily due to increases in accounts receivable and inventory balances, offset by increases in accounts payable and accrued commissions expenses, which are the result of increased production activity commensurate with the increase in revenues.  The Company recently negotiated a renewal of its revolving credit facility with First National Bank of Omaha, effectively extending its maturity date to June 30, 2011.  The Company also has a term loan with RBC Bank, which matures on October 1, 2010.  Mr. Anderson said “While the Company’s capital structure continues to improve as we generate cash from operations, the Company is pursuing various options to increase its capital flexibility, including, the renewal or extension of the RBC term loan, the replacement of the facility with another financing partner, or the procurement of equity funding.”

“We enter the second half of 2010 pleased that the execution of the Company’s initiatives by the new leadership team has met the mandate of the Board of Directors prescribed in late 2008 to return the Company to profitability,” said Marc Gabelli, LGL’s Chairman of the Board.  He continued, saying “We seek to drive further improvements in shareholder value through structural cost discipline and an opportunistic approach to growth opportunities in the marketplace.”

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Order Backlog Reaches Record Level for Fourth Consecutive Quarter

“For the fourth consecutive quarter, our order backlog grew to a record level, ending the period at approximately $14,373,000, compared with a backlog of approximately $13,958,000 as of December 31, 2009 – a 3.0% increase,” according to Mr. Anderson.  “The growth in backlog keeps the Company well-positioned for continued solid results during the remainder of 2010,” Mr. Anderson said.

The Company’s backlog grew by 0.8% during the second quarter 2010 compared to the backlog of approximately $14,260,000 as of March 31, 2010.  Mr. Anderson said, “This continued growth in the backlog was remarkable given that we also achieved a record level of revenue for MtronPTI.”

The growth in the Company’s order backlog, which increased by 73.3% compared to the backlog as of June 30, 2009 of approximately $8,293,000, was primarily attributed to increased repeat orders from the Company’s existing customers, as well as orders received from new customers obtained through ongoing efforts to expand within the Company’s target markets.

Mr. Anderson added that “Our recently announced agreement with Jackson Labs Technologies, Inc. to develop and co-market GPS disciplined oscillator devices will enable us to offer complete subsystems to our customers and expand our strong customer positions.”

Investor’s Conference Call Scheduled for Tuesday, August 17, 2010 at 10:00 AM EDT

An investor conference call is scheduled for Tuesday, August 17, 2010 at 10:00 a.m. EDT.  The Company will discuss its results for the fiscal quarter ended June 30, 2010, its earnings report and other recent Company information.  LGL Group President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 862-9098 for domestic callers and (785) 424-1051 for international callers.  The conference ID is LGLIR817.

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About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

Information included in this press release may contain forward-looking statements.  Forward-looking statements are generally identifiable by use of words such as “expects,” “anticipates,” “estimates,” “believes,” or “intends” or the negative of these words or other variations on these words or comparable terminology, as they relate to future periods.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  As forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  They are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include national and global economic, business, competitive, market and regulatory conditions and the factors described under “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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THE LGL GROUP, INC.
Consolidated Condensed Statements of Operations - UNAUDITED

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

REVENUES	$12,535	$7,236	$23,236	$14,778
Cost and expenses:
Manufacturing cost of sales	7,990	5,798	15,038	11,743
Engineering, selling and administrative	2,194	2,332	4,643	4,886
Total Cost and Expenses	10,184	8,130	19,681	16,629
OPERATING INCOME (LOSS)	2,351	(894)	3,555	(1,851)
Total Other Income (Expense)	(76)	(55)	(186)	(135)
INCOME (LOSS) BEFORE INCOME TAXES	2,275	(949)	3,369	(1,986)
Income tax benefit (provision)	(98)	12	(126)	42

NET INCOME (LOSS)	$2,177	$(937)	$3,243	$(1,944)

Weighted average number of shares used in basic and diluted net income (loss) per common share calculation.	2,245,970	2,183,236	2,244,851	2,188,823

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.97	$(0.43)	$1.44	$(0.89)

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THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(In Thousands)
	June 30, 2010	December 31, 2009 (A)
ASSETS
Current Assets:
Cash and cash equivalents	$3,611	$3,816
Accounts receivable, less allowances of $117 and $259, respectively	6,994	4,779
Inventories	6,424	5,348
Prepaid expenses and other current assets	267	412
Total Current Assets	17,296	14,355
Property, plant and equipment, net	3,584	3,725
Other assets	416	488
Total Assets	$21,296	$18,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	8,434	8,889
Long-term debt, net of current portion	522	669
Total Liabilities	8,956	9,558
Stockholders’ Equity	12,340	9,010
Total Liabilities and Stockholders’ Equity	$21,296	$18,568

(A)
The Condensed Consolidated Balance Sheet as of December 31, 2009 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.